UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 16, 2018 (March 13, 2018)

Cumberland Pharmaceuticals Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Tennessee	001-33637	62-1765329
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2525 West End Avenue, Suite 950, Nashville, Tennessee		37203
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (615) 255-0068

Not Applicable
____________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On March 13, 2018, Cumberland Pharmaceuticals Inc. (“Cumberland”) entered into an agreement with Gastro-Entero Logic, LLC (“GEL”), to acquire the assets associated with Omeclamox®-Pak (the "Product"), including the Product’s FDA approved New Drug Application, the domestic and international trademarks and other assets. As a result of this acquisition, Cumberland has removed its obligation to provide GEL with royalty payments based on gross margin as well as fees for overseeing the Product’s manufacturing. As part of this transaction, Cumberland is now responsible for maintaining the FDA approval and for overseeing the Product’s packaging. The asset purchase agreement is expected to close on April 30, 2018.

Omeclamox-Pak, is for the treatment of Helicobacter pylori (H. pylori) infection and related duodenal ulcer disease. This innovative product combines three well-known and widely prescribed medications: omeprazole, clarithromycin, and amoxicillin. Omeclamox-Pak was the first FDA approved triple therapy combination medication to contain omeprazole as the proton pump inhibitor, which works to decrease the amount of acid the stomach produces. Clarithromycin and amoxicillin are both antibiotic agents which hinder the growth of the H. pylori bacteria. Interaction of these agents allows the stomach lining to heal effectively. The medications are packaged together on convenient daily dosing cards, making it simple to follow the twice a day dosing before meals. In addition, compared to the competitors, Omeclamox-Pak involves the lowest pill burden and fewest days of therapy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cumberland Pharmaceuticals Inc.

March 16, 2018	By: Michael Bonner

Name: Michael Bonner
Title: Chief Financial Officer